FOR IMMEDIATE RELEASE	CONTACT:	Christine Parker Communications Specialist (248) 631-5438 christineparker@trimascorp.com

TRIMAS CORPORATION ANNOUNCES PARTIAL REDEMPTION
OF ITS 9.75% SENIOR SECURED NOTES

BLOOMFIELD HILLS, Michigan, May 15, 2012 – TriMas Corporation (NASDAQ: TRS) – a diversified manufacturer of engineered and applied products – announced today that, pursuant to authorization of the Company’s Board of Directors, on May 11, 2012, the Company gave notice to The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, dated as of December 29, 2009 (the “Indenture”), governing the Company’s 9.75% Senior Secured Notes (the “Notes”) due 2017, of its intention to redeem a portion of the Notes outstanding on June 14, 2012 (the “Redemption Date”), in an aggregate principal amount of $50 million, pursuant to the optional redemption provisions in the Indenture. The redemption price for the redeemed Notes will be 109.750% of the principal amount plus all accrued and unpaid interest thereon to the Redemption Date. Following the redemption, approximately $200 million in principal amount of the Notes will remain outstanding.

Additional information concerning the terms and conditions of the redemption will be fully described in the notice distributed to registered holders of the Notes as required pursuant to the terms of the Indenture.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,100 employees at more than 60 different facilities in 15 countries. For more information, visit www.trimascorp.com.

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
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